UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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Footstar, Inc.
(Name of Registrant as Specified in its Charter)
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FOOTSTAR, INC.
933 MacArthur Blvd.
Mahwah, NJ 07430
VOTE THE WHITE PROXY CARD TODAY
May 21, 2008
Dear Fellow Stockholder:
          I am writing to you about a proposal recently put forward by a hedge fund called Outpoint which seeks to replace two outstanding Footstar directors with its own hand-picked and, in our view, less qualified candidates.
          Your Board of Directors and I believe Outpoint’s proposal to replace our current directors is ill-advised and contrary to the interests of you and other Footstar stockholders. Here’s why:
The current Footstar Board of Directors has a consistent history of acting to maximize shareholder value and return cash to stockholders
•	$6.00 of distributions per share declared since 2007.

•	120% increase in stock price (including distributions paid) since Footstar emerged from bankruptcy in 2006.

•	Adoption of a plan of liquidation.

•	Sale of intellectual property for $13 million.

•	Negotiated amendments to Kmart agreement to facilitate the final accounting with Kmart upon termination of the Kmart agreement at the end of 2008.

•	Consistent cost cutting and careful business management.
          $6.00 of distributions per share declared since 2007. Your Board of Directors has declared $6.00 per share in distributions since the beginning of 2007, returning substantial cash to stockholders. The Company paid a $5.00 per share cash distribution in April 2007. On May 9, 2008, the Board declared another cash distribution to stockholders in the amount of $1.00 per share. This distribution will be paid on June 3, 2008 to stockholders of record at the close of business on May 28, 2008.

          120% increase in stock price (including distributions paid) since Footstar emerged from bankruptcy in 2006. Taking into account the distribution of $5.00 per share paid in April, 2007, Footstar’s stock value has increased 120% since Footstar emerged from bankruptcy in February, 2006. The Company’s stock price closed at $4.55 per share on February 7, 2006, the day it emerged from bankruptcy, and closed at $5.00 per share on May 19, 2008. When including the $5.00 per share distribution paid in 2007, this represents a 120% increase in stock price including distributions paid. The $1.00 per share distribution to be paid to record holders as of the close of business on May 28, 2008 is not included in this calculation.
          Adoption of a plan of liquidation. As previously publicly reported, the Board explored strategic alternatives to maximize shareholder value. These alternatives included, among other things, a sale of the Company, acquisitions, an extension of the Kmart relationship and the termination of our agreement with Kmart. After exploring these alternatives, the Board determined the best course of action for the Company is to wind down its business after the expiration of the Kmart agreement at the end of 2008. To that end, the Board recently adopted a plan of liquidation which contemplates the orderly wind down of the Company’s business and the submission of a plan of dissolution to the stockholders for a vote in 2009 after the expiration of the Kmart agreement. The plan of liquidation, which was announced on May 9, 2008, after the Company engaged in discussions with Outpoint, provides for the complete liquidation of the Company by providing for a series of distributions of cash to the stockholders of the Company generated from cash on hand, the sale of assets and the wind down of the Company’s business. The Board intends to complete the wind up and dissolution of the Company as promptly as practicable after the expiration of the Kmart agreement at the end of 2008 (and indeed is already facilitating that process through the sale of assets and settlement of claims at the present time as described below) and the final timing of a wind up will depend on the pace at which outstanding liabilities are resolved and remaining assets are sold.
          $13 million sale of intellectual property to Kmart affiliate. On April 3, 2008, the Company sold to an affiliate of Kmart substantially all of the Company’s intellectual property, including the intellectual property related to the Company’s Kmart business, for a purchase price of $13,006,250. Under the sale agreement, the Company was granted a royalty-free, exclusive license to use the intellectual property to operate and wind up the Company’s Kmart business.
          In selling the intellectual property assets in advance of the expiration of the Kmart agreement, the Board seized an opportunity to realize significant value for these assets. The proceeds of the sale allowed the Board to conclude it had sufficient cash on hand to fund operations for the remainder of 2008 and to return $1.00 per share to stockholders in our recently announced special distribution.
          Negotiated amendments to Kmart agreement to facilitate the final accounting with Kmart upon termination of the Kmart agreement at the end of 2008. The Company also negotiated clear and specific provisions for the sale of inventory to Kmart at the end of 2008 to facilitate the final accounting of amounts due from Kmart. Under the Company’s agreement with Kmart, Kmart is obligated to purchase inventory from the Company at the expiration of the Kmart agreement, but that agreement lacked precision in a number of areas relating to the final accounting. On April 3, 2008, Kmart and the Company agreed on detailed procedures to value the Kmart inventory and detailed provisions to clarify the payments due from Kmart under the agreement, substantially reducing the potential for uncertainty at the expiration of the Kmart agreement. The sooner the Company receives all payments due to it, the sooner that cash is available to the Company, including for stockholder distributions.
Your Board is systematically
reducing outstanding cost and expense items
          Potential severance reductions. As part of the recent amendment to the Kmart agreement, your Company got Kmart to agree to offer employment (effective at December 31, 2008 in most cases) to substantially all of the Company’s store managers and district manager level employees, providing continued employment opportunities and potentially reducing Footstar’s severance payment obligations.
          Settlement of outstanding litigation and claims. The Company is diligently working on actively settling all outstanding disputes. On or about March 3, 2005, an action was filed against us in the U.S. District Court for the District of Oregon, captioned Adidas America, Inc. and Adidas —Salomon AG v. Kmart Corporation and Footstar, Inc. seeking injunctive relief and unspecified monetary damages for alleged trademark infringement, trademark dilution, unfair competition, deceptive trade practices and breach of contract arising out of our use of four stripes as a design element on footwear which Adidas claimed infringed on its registered three stripe trademark. The Company successfully negotiated an amicable settlement of this matter effective May 2, 2008 and the action was dismissed with prejudice. In addition, the Company was successful in transferring its liability as a potentially responsible party in connection with an environmental site in Dover New Hampshire and no longer needs to provide for such contingent liability.
          Workforce reductions and reductions in retiree health care costs. The Company has implemented significant reductions in force to reduce payroll costs while still seeking to maintain appropriate employee levels for the operation of the business through 2008. In connection with the anticipated wind down of the Company’s business, on April 24, 2008, the Board approved a plan to reduce operating expenses and align its workforce with its anticipated staffing needs by reducing the Company’s workforce as the business winds down. The Board also terminated the Company’s retiree health plan, eliminating its accumulated post retirement benefit obligation of approximately $14.7 million and its unamortized net gain and prior service costs included in accumulated other comprehensive income of $7.8 million, and resulting in a gain of approximately $22.5 million.

Your Board is committed to maximizing shareholder
value and returning cash to stockholders
          Your Board has carefully managed the business of our Company to maximize value at the expiration of the Kmart agreement at the end of 2008. Your Board expects that reducing cost and expense items, including contingent liabilities, will mean a smaller reserve following the wind down of the Company’s business, which will facilitate cash distributions to stockholders under the Company’s plan of liquidation.
Your Board’s nominees are the right directors
for Footstar and its stockholders
          The Board’s nominees, Adam Finerman and Gerald Kelly, are part of an effective and productive Board that has maximized shareholder value and shareholder distributions, which, including the $1.00 per share to be paid on June 3, 2008, have totaled $6.00 per share in the last 15 months.
          Each of the Board’s nominees has made, and will continue to make, important contributions to our business and brings specific skills and experience that benefit the Board.
•	Adam Finerman. Mr. Finerman is a partner with the law firm of Olshan Grundman Frome Rosenzweig & Wolosky LLP, based in New York City. Mr. Finerman practices in the areas of corporate law and corporate finance. He also counsels corporate clients on corporate governance practices and related matters, SEC reporting requirements and other public company obligations. Mr. Finerman provides valuable guidance on the legal implications of the Board’s actions and will be of particular assistance as the Company embarks upon its wind down and dissolution process.

•	Gerald Kelly. Mr. Kelly has 20 years of experience as an officer or director of retail companies. From November 2005 until his retirement in 2007, Mr. Kelly was Senior Vice President, Strategic Sourcing and Continuous Improvement and Chief Information Officer of UAL Corporation, the parent of United Airlines. From 2002 to 2005 he was the Chief Information Officer and Senior Vice President for Procurement and Continuous Improvement at Sears, Roebuck & Company, and was a member of the Operating, Capital and Contracts, and Political Action Committees. From 2001 to 2002 he was a business advisor. From 1986 to 2001, Mr. Kelly served as an executive officer of Payless Shoesource, Inc. of Topeka, Kansas, a specialty retailer. Mr. Kelly’s last title at Payless was Senior Vice-President — Logistics, Information Systems and Technology and he served as a member of Payless’ Senior Management, Operating, Capital Expenditure, and Political Action Committees. Mr. Kelly has extensive experience with retail companies and his judgment and experience continues to be of high value to the Company and the other Board members.

Outpoint’s nominees are not the right answer for Footstar
          Outpoint has endorsed the Company’s announced strategy of liquidation and dissolution. Outpoint and its advisor, Mr. Jordan Grayson, have launched a proxy fight to replace these two distinguished directors. Outpoint has not provided any strategic plans, nor has it said specifically what it would do differently from our current strategy. Indeed, Outpoint has endorsed the Company’s announced strategy in calling for the Company’s liquidation and dissolution.
          Outpoint can not “guarantee” the timing of the final wind up and liquidation of the Company. The Board is committed to the liquidation and wind up of the Company. The sale of assets and resolution of liabilities is already underway as described above. The final timing of a wind up will depend on the sale of remaining assets and resolution of remaining liabilities (as well as approval of a plan of dissolution by the stockholders), determined by the Board in compliance with its fiduciary duties.
          Their platform, according to statements in their proxy statement, is that the Company has failed to formulate a clear plan for distributing proceeds to stockholders following dissolution and are concerned that it may not happen at all. In their proxy statement, Outpoint also expresses concern that your Board may not act in the best interests of shareholders. We believe they are just plain wrong.
          Just look at your Board’s strong track record (discussed above):
•	Declared distributions of $6.00 per share in the last 15 months.

•	Adopted a plan of liquidation for the Company.

•	Reduced cost and expense items in anticipation of winding down and liquidating.

•	Settled or eliminated contingent liabilities with a view to facilitating liquidation distributions to stockholders.
          Grayson and Prensky have limited economic interests in the Company. In the Outpoint proxy statement, Mr. Grayson claims his fund owns 2.8% of the Company’s common stock and the Board needs “additional stockholder representation” to avoid a divergence of interests between the Board and stockholders. In your Board’s view, there is no divergence of interests. The Company’s Chairman, Jon Couchman, beneficially owns shares representing 4.4% of the Company’s stock — substantially more than Mr. Grayson. Mr. Couchman owns his entire stake personally or through 100% owned entities. It is not clear what percentage of Mr. Grayson’s 2.8% is owned by him as compared to entities for which he is merely an investment advisor.
          Moreover, all but one of the Board members, including the two members Outpoint seeks to replace, are independent under Nasdaq listing standards.
          In the Board’s view, the Outpoint nominees do not measure up to your Board’s nominees. Consider the following:

          Jordan Grayson
•	31 years old with no apparent consumer retail operating experience.
•	No apparent experience as a director of a public company.
          Zachary Prensky
•	35 years old with no apparent consumer retail operating experience.
•	Prensky is a short-term owner of the Company’s shares. He acquired his 6,000 shares on February 29, 2008, 12 days before Outpoint sent its letter nominating candidates to run for the Board. (According to Outpoint’s proxy statement, he (through his wife) also bought and sold 19,500 shares in the period of March 16 to April 11, 2007, but ended up owning NO stock after that three week flurry of activity.)
          Why would stockholders want to support Outpoint’s proposal to replace two highly experienced and valuable members of the Board with nominees of little relevant experience and, in the case of Mr. Prensky, an individual who is merely a short-term stockholder where their platform is to implement precisely the course of action your Board has already announced?
          The present Board has managed the Company well. They have delivered $6.00 in distributions to shareholders, are judiciously managing the wind down of the Company and positioning the Company for a smooth wind up and dissolution in 2009. There is no benefit or reason to replace two key members of the Board who have delivered such value to shareholders with inexperienced, unproven nominees.
          Your Board is unanimously opposed to Outpoint’s nominees. We strongly urge you to sign, date and return the Board’s WHITE proxy card today.
          Every stockholder’s vote is important, so please be sure to review our Proxy Statement and complete, sign, date and return your WHITE proxy card today.
          On behalf of the entire Board and management team, thank you for your continuing interest and support.
Sincerely,
JONATHAN M. COUCHMAN
Chairman of the Board

VOTE THE WHITE PROXY CARD TODAY
          Whether or not you plan to attend the Annual Meeting, please complete, sign, date and promptly mail your enclosed WHITE proxy card in the postage-paid envelope provided. Should you prefer, you may vote in person or may deliver your proxy by telephone or by the internet by following the instructions on your WHITE proxy card.
          Footstar’s Board of Directors strongly urges you not to sign any proxy cards sent to you by Outpoint. If you have previously signed an Outpoint proxy card, you can revoke it by signing, dating and mailing the enclosed WHITE proxy card in the envelope provided.
          If you have any questions or need assistance in voting your shares, please call or contact our proxy solicitor, MacKenzie Partners, Inc., which is assisting Footstar, toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com.